Exhibit 99




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

            COMMONWEALTH BANCORP, INC. TO EXIT THIRD PARTY
                     MORTGAGE SERVICING BUSINESS

Norristown, PA, July 7, 1999 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its wholly-owned subsidiary, Commonwealth Bank, will exit substantially all of its third party mortgage servicing business, and has reached a definitive agreement with National City Mortgage Co. regarding the sale of Commonwealth's existing $1.0 billion Fannie Mae and Freddie Mac mortgage servicing portfolio. The Company expects to realize a pre-tax gain of between $3.5 million and $4.0 million upon completion of the transaction, which is anticipated to occur in the third quarter of 1999.

Charles H. Meacham, Chairman and Chief Executive Officer, stated, "Our decision to exit substantially all of the third party mortgage servicing business reflects our strategy to focus Commonwealth's efforts on those businesses and markets where we have adequate presence to compete effectively. This transaction will free-up capital for other investments involving more attractive creation of value for Commonwealth shareholders."

The Company intends to continue servicing mortgages held for its own account, as well as mortgages relating to certain private investors, mortgages relating to certain public housing programs, and current mortgage production awaiting transfer to the ultimate servicer. The Company's mortgage banking division, ComNet Mortgages Services, will remain active in the origination and sale of residential mortgage loans, primarily on a servicing released basis. ComNet originated $1.1 billion in mortgage loans in 1998 and $0.8 billion annualized in the first quarter of 1999.

Commonwealth Bancorp, Inc., with consolidated assets of $2.2 billion, is the holding company for Commonwealth Bank, which has 59 retail banking branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has 11 loan production offices in Pennsylvania, Maryland, New Jersey and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.